Exhibit 99.1

CA NAMES JOHN SWAINSON PRESIDENT AND CEO-ELECT

•	26-Year Industry Veteran Also Named to Board of Directors

•	Kenneth Cron to Remain Interim CEO into Spring 2005

•	Jeff Clarke Continues as Chief Operating Officer

ISLANDIA, N.Y., November 23, 2004 — Computer Associates International, Inc. (NYSE: CA), the leading provider of enterprise management software, today announced that John Swainson, a 26-year industry and IBM veteran, has been named as President and CEO-elect and elected to CA’s Board of Directors, expanding it to 10 members.

The Company will hold a webcast to discuss this announcement at 9:30 a.m. EST today. The webcast can be accessed at http://ca.com/invest.

“I am very pleased that a person of John Swainson’s stature has agreed to lead CA; he is an excellent complement to our very strong CA management team,” CA Chairman Lewis Ranieri said. “He knows what it takes to run a software business and build brands, having spent the last nine years in the senior management of IBM’s Software Group. He has a passion for the customer that is unsurpassed, and an understanding of how to execute on a technology vision that drives revenue growth.”

Most recently, Swainson was vice president for IBM’s worldwide software sales force where he was responsible for selling IBM’s diverse line of software products through multiple channels. Prior to that, he was general manager of the Application Integration and Middleware division of IBM’s Software Group, a division he started in 1997. As head of IBM’s largest software group, he and his team developed and marketed the highly successful WebSphere family of middleware products.

“John turned a relatively unknown software solution, middleware, into a $1 billion business. He possesses a unique set of skills, including development, sales and marketing that combined make him a tremendous manager and the right person to lead CA as it continues to move forward,” Ranieri continued.

In making the announcement, Ranieri said Kenneth Cron, who has led CA since being named interim CEO in April 2004, will continue to lead the Company during a four-to-six month transition period. Swainson joined CA on Monday and will report to Cron during the transition. Jeff Clarke, who joined CA in April 2004, will continue as the Company’s chief operating officer and chief financial officer and will continue to report to Cron.

Ranieri said the transition period ensures that CA will continue to build on the momentum it has built over the past six months.

“Ken and Jeff have done an outstanding job stabilizing CA during an unquestionably tumultuous period and have put the Company back on track,” said Ranieri. “They have defined a company vision, developed a strategic growth plan and initiated a cost restructuring plan. Ken took on a challenging role, and I have truly been impressed by his management style and his ability to make employees, customers and investors believe in the future of CA. I thank Ken for agreeing to stay on for an additional four to six months to help ensure John’s success.”

As president, Swainson, 50, initially will have responsibility for charting CA’s software strategy and the corresponding development of the products to fulfill the vision. Swainson’s appointment as president, CEO-elect and Board member was unanimously approved by CA’s Board of Directors.

“I am excited to be joining CA and becoming part of the Company’s excellent management team,” Swainson said. “I have observed CA as a competitor for many years and have been impressed by the depth of its management software portfolio and its position in the marketplace. I look forward to helping the Company move forward and achieve its goal of being the management software company CIOs turn to to get the most return out of their IT systems.”

Swainson joined IBM in 1978 and served in a variety of sales, marketing and product development positions. He was a member of the IBM Worldwide Management Council, IBM’s Strategy Team, Senior Management Team and on the Board of Governors for the IBM Academy of Technology. He holds a degree in engineering from the University of British Columbia.

Besides being CA’s interim CEO, Cron, 48, also serves as a member of the Company’s Board of Directors. He will continue to serve on CA’s board after he leaves the CEO post. Prior to CA, he was Chief Executive Officer of Vivendi Universal Games, a global leader in the publishing of online, PC and console-based interactive entertainment and a division of Vivendi Universal, S.A. Cron also served as Chief Operating Officer of Vivendi Universal Entertainment.

Clarke, 43, has responsibility for CA’s direct and indirect sales, alliances and partnerships, marketing, business development, and finance. He joined the Company in March, 2004 as chief financial officer, a position he retains, and was promoted to chief operating officer in April.

Clarke has 20 years of strategic, operational and financial experience with leading high-technology firms. He was senior vice president, finance and administration, and chief financial officer at Compaq Computer Corporation from 2001 until the completion of its merger with Hewlett-Packard Company (HP) in 2002. Most recently, he was executive vice president, global operations at HP, where he was responsible for the largest global supply chain and procurement operations in the technology industry.

About CA

Computer Associates International, Inc. (NYSE:CA), the world’s largest management software company, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.

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© 2004 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.